Exhibit 99.2

Fourth Quarter & Full Year 2007 Results March 10, 2008 11:00 AM EDT Dial In Number 800-894-5910 Domestic 785-424-1052 International Conference ID: ALTRA Replay Number through March 17, 2008 800-283-8486 Domestic 402-220-0869 International Conference ID: ALTRA

Safe Harbor Statement Forward Looking Statements All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the US and abroad, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers, (7) increased costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment; (14) the ability to successfully execute, manage and integrate key acquisitions and mergers (14) failure to obtain or protect intellectual property rights, (15) failure of operating equipment or information technology infrastructure and (16) risks associated with our debt leverage and operating covenants under our debt instruments, (17) as well as other risks, uncertainties and other factors described in the company's Form 10-Q, Form 10-K and in the company's other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.

Record Quarterly Financial Results in 4th Quarter 2007 Revenues increased 31.4% (organically 11.2%) Operating income improved 182.1% Recurring net income increased from $0.3M to $5.7M Recurring EPS increased from $0.01 to $0.22 Adjusted EBITDA grew 92.9% Improved leverage to 2.8x adjusted EBITDA Compared to 4TH Quarter 2006: Successfully completed the divestiture of the Adjustable Speed Drives business

4th Quarter 2007 Financial Highlights Solid Top Line Growth with Continued Margin Improvement

4th Quarter 2007 Recurring Net Income

2007 Financial Highlights

Balance Sheet Highlights

Operations Update Strong Organic Growth Target Markets New Products Motion Control Geographic Acquisitions and Divestitures Divested TB Wood's Adjustable Speed Drive Business TB Wood's Synergies met three-year target in year one All Power Manufacturing Facilities and Rationalization Erie to Green Bay and Texas Shenzhen WOFE Inertia Dynamics from Torrington to New Hartford Cost Reduction and Operating Improvement Low Cost Country Sourcing Altra Business System

2008E Outlook $630 - $645 Million Sales $98 - $105 Million in EBITDA $16 - $19 Million in Capital Expenditures $21 - $23 Million in Depreciation and Amortization 36% Effective Tax Rate

Supplemental Information Adjusted EBITDA

2007 Recurring Net Income Recurring Net Income Increased 118.8%